WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended December 31, 2000


Portfolio:			Lazard Mid Cap

Security:			Entravision Communications Corp.

Date Purchased:			08/02/00

Total Shares Offered:		46,000,000

Price Per Share:		$16.50

Shares Purchased
by the Portfolio *:		3,700

Total Principal Purchased
by the Portfolio *:		$61,050

% of Offering Purchased
by the Portfolio:		0.01%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			0.08%

Broker:				DLJ


Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.



